Exhibit 99.1

Contact:
Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com
Investors: John Wilcox (509) 495-4171 john.wilcox@avistacorp.com
Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2019, and Initiates 2020 Earnings Guidance

SPOKANE, Wash. – Feb. 26, 2020, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $197.0 million, or $2.97 per diluted share for the year ended Dec. 31, 2019, compared to $136.4 million, or $2.07 per diluted share for the year ended Dec. 31, 2018.

For the fourth quarter of 2019, net income attributable to Avista Corp. shareholders was $50.8 million, or $0.76 per diluted share, compared to $45.8 million, or $0.70 per diluted share for the fourth quarter of 2018.
"We had a good year in 2019 as we were in the upper half of our consolidated earnings guidance. Compared to prior year, earnings benefited from the Hydro One termination fee we received,” said Dennis Vermillion, president and chief executive officer of Avista Corp.
"During the year, we reached settlements in all of our general rate cases, with approvals by the commissions in Oregon and Idaho, and we are awaiting the decision from the Washington Commission on the partial settlement agreement in our 2019 general rate cases.
"In 2019, we established our clean energy goals, with an ultimate target of serving our customers with carbon-free electricity by 2045 and carbon-neutral electricity by the end of 2027. We continue to prudently invest capital to maintain and upgrade our utility infrastructure. We are on track with one of the largest capital projects in our history, which is the deployment of advanced metering infrastructure in Washington.
"AEL&P and our other businesses each have had a successful year as they met or exceeded our expectations, with the earnings at our other businesses resulting from the sale of METALfx during the second quarter and net investment gains from our other investments throughout the year.
"With regards to 2020 general rate cases, we expect to file cases in Oregon in the first quarter, in Washington in the second or third quarter and in Idaho we expect to file in the second half of the year.
“We are initiating our 2020 earnings guidance with a consolidated range of $1.95 to $2.15 per diluted share, which represents over 9 percent growth from the mid-point of our original 2019 guidance, excluding the effects of Hydro One. This earnings guidance range assumes approval of our partial general rate cases settlement by the Washington Commission” Vermillion said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2019 and the year ended Dec. 31, 2019, (full year) as compared to the respective periods in 2018 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	2019	2018	2019	2018
Net Income (Loss) by Business Segment:
Avista Utilities	$44,891	$43,147	$183,977	$134,874
AEL&P	2,633	2,414	7,458	8,292
Other	3,252	282	5,544	(6,737)
Total net income attributable to Avista Corp. shareholders	$50,776	$45,843	$196,979	$136,429

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.67	$0.66	$2.77	$2.04
AEL&P	0.04	0.04	0.11	0.13
Other	0.05	—	0.09	(0.10)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.76	$0.70	$2.97	$2.07

Analysis of 2019 Consolidated Earnings

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the fourth quarter of 2019 and the year ended Dec. 31, 2019 as compared to the same periods in 2018, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2018 consolidated earnings	$45,843	$0.70	$136,429	$2.07

Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	6,411	0.10	7,168	0.11
Natural gas utility margin (including intracompany) (c)	3,760	0.05	2,579	0.04
Other operating expenses (d)	(9,368)	(0.14)	(20,554)	(0.31)
Merger transaction costs (e)	969	0.01	(10,044)	(0.15)
Depreciation and amortization (f)	(2,697)	(0.04)	(14,382)	(0.21)
Interest expense	102	—	(868)	(0.01)
Merger termination fee (g)	—	—	79,254	1.19
Other (h)	(1,491)	(0.02)	(764)	(0.01)
Effective income tax rate (i)	4,058	0.06	6,714	0.10
Dilution on earnings	n/a	(0.01)	n/a	(0.02)
Total Avista Utilities	1,744	0.01	49,103	0.73

AEL&P earnings	219	—	(834)	(0.02)
Other businesses earnings (j)	2,970	0.05	12,281	0.19

2019 consolidated earnings	$50,776	$0.76	$196,979	$2.97

(a)	The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

(b)	Electric utility margin (operating revenues less resource costs) increased for the full year and was primarily impacted by the following:

•	General rate increases in Washington (effective May 1, 2018) and Idaho (effective Jan. 1, 2019).

•	Customer growth contributed additional retail electric revenue.

•	The above increases were partially offset by a general rate decrease in Idaho (effective Dec. 1, 2019).

•
An increase in power purchased prices, thermal fuel costs and lower hydroelectric generation in 2019. For the full year 2019, we recognized a pre-tax benefit of $4.4 million under the ERM compared to a pre-tax benefit of $6.1 million for the full year 2018; and

•	An accrual of $3.6 million for customer refunds related to our 2015 Washington general rate case that was remanded back to the Washington Commission during 2019.

(c)	Natural gas utility margin (operating revenues less resource costs) increased for the full year and was impacted primarily by the following:

•	General rate increases in Washington (effective May 1, 2018) and Idaho (effective Jan. 1, 2019).

•	Customer growth contributed additional retail natural gas revenue.

(d)
Other operating expenses increased for the full year 2019 primarily due to increased transmission and distribution operating and maintenance costs. Also the Company donated $7 million to the Avista Foundation to support the local community. These were partially offset by a reduction in bad debt expense.

(e)
For the full year 2019, merger transaction costs, most of which were paid in the first quarter, were $19.7 million pre-tax, compared to $3.7 million pre-tax for the full year 2018. The merger transaction costs increased for the full year 2019, because 2018 costs consisted primarily of employee time incurred directly related to the transaction, whereas 2019 costs included consulting, banking fees, and legal fees in addition to employee time. None of the acquisition costs are being passed through to customers.

(f)
Depreciation and amortization increased from additions to utility plant. Also, in the second quarter 2019 we utilized approximately $6.4 million ($5.1 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Idaho. This amount was recorded as a one-time charge to depreciation expense in the second quarter of 2019 and was offset with an amount included in income tax expense.

(g)
As a result of the termination of the proposed merger, Hydro One paid Avista Corp. a $103 million termination fee in January 2019. The termination fee was used for reimbursing our transaction costs incurred from 2017 to 2019. These costs, including income taxes, totaled approximately $51 million. The balance of the termination fee was used for general corporate purposes and reduced our need for external financing.

(h)
Other for the full year 2019 was a decrease to earnings primarily due to an increase in the non-service portion of pension and other postretirement benefits, partially offset by a decrease in property taxes.

(i)
Our effective tax rate was 13.8 percent for 2019, compared to 16.0 percent for 2018. Our effective tax rate decreased due to additional tax deductions we were able to utilize in 2019. In addition, during the second quarter of 2019, our income taxes decreased due to the settlement agreement in Idaho related to Colstrip depreciation and the usage of electric tax benefits to offset the accelerated depreciation. The above decreases were partially offset by income taxes associated with the receipt of the Hydro One termination fee.

(j)	The increase in earnings at our other businesses was primarily related to a gain on the sale of METALfx during the second quarter of 2019 and net investment gains from our other investments.
Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.
The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the fourth quarter and the years ended Dec. 31, 2019 and 2018, respectively (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Dec. 31, 2019:
Electric	$243,670	$78,086	$165,584	$38,167	$127,417
Natural Gas	144,523	73,531	70,992	16,363	54,629
Less: Intracompany	(34,761)	(34,761)	—	—	—
Total	$353,432	$116,856	$236,576	$54,530	$182,046
For the three months ended Dec. 31, 2018:
Electric	$240,055	$82,803	$157,252	$36,246	$121,006
Natural Gas	140,122	74,016	66,106	15,237	50,869
Less: Intracompany	(24,736)	(24,736)	—	—	—
Total	$355,441	$132,083	$223,358	$51,483	$171,875
For the year ended Dec. 31, 2019:
Electric	$962,048	$317,229	$644,819	$148,631	$496,188
Natural Gas	447,232	238,649	208,583	48,078	160,505
Less: Intracompany	(113,407)	(113,407)	—	—	—
Total	$1,295,873	$442,471	$853,402	$196,709	$656,693
For the year ended Dec. 31, 2018:
Electric	$970,538	$335,035	$635,503	$146,483	$489,020
Natural Gas	430,705	225,473	205,232	47,306	157,926
Less: Intracompany	(75,277)	(75,277)	—	—	—
Total	$1,325,966	$485,231	$840,735	$193,789	$646,946

(a)	Income taxes for 2018 and 2019 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity
2019 Liquidity Transactions
We have a $400 million committed line of credit that expires in April 2021. We expect to renew or replace this committed line of credit during 2020. As of Dec. 31, 2019, we had $196 million of available liquidity under this line of credit. AEL&P has $22 million of available liquidity under its $25 million committed line of credit that was renewed in November 2019 and expires in November 2024.
In November 2019, we issued and sold $180 million of first mortgage bonds due in 2049 pursuant to a bond purchase agreement with institutional investors in the private placement market. The net proceeds from the sale of the bonds were used to repay maturing long-term debt of $90 million, repay a portion of the outstanding balance under our $400 million committed line of credit and for other general corporate purposes.
In 2019, we issued common stock for total net proceeds of about 65 million.

2020 Liquidity Transactions
During 2020, we expect to issue approximately $160 million of long-term debt and $60 million of equity in order to refinance $52 million of maturing long-term debt, fund planned capital expenditures and maintain an appropriate capital structure.
Capital Expenditures and Other Investments
For 2019 Avista Utilities' capital expenditures were $434 million and AEL&P's capital expenditures were $8 million.
In 2020, we expect capital expenditures to total $405 million at Avista Utilities and $9 million at AEL&P.
In addition, we expect to invest about $15 million at our other businesses in 2020 primarily related to non-regulated investment opportunities and economic development projects in our service territory.

2020 Earnings Guidance and Outlook
Avista Corp. is initiating its 2020 earnings guidance with a consolidated range of $1.95 to $2.15 per diluted share, which represents over 9 percent growth from the mid-point of our original 2019 guidance, excluding the effects of Hydro One. This earnings guidance range assumes approval of our partial general rate case settlement by the Washington Commission.
We experienced regulatory lag during 2019 and we expect this to continue through the end of 2021 due to our continued investment in utility infrastructure and because we did not file general rate cases during 2018 due to the terminated Hydro One transaction. In April 2019, we filed general rates cases in Washington (partial settlement agreement in November 2019, expected to be effective on April 1, 2020). We completed an electric only general rate case in Idaho, with new rates effective on Dec. 1, 2019 and we also filed a natural gas general rate case in Oregon in March (with new rates effective on Jan. 15, 2020). We expect these cases to provide rate relief in 2020 and start reducing the regulatory lag that we have been experiencing. Going forward, we will continue to strive to reduce the regulatory timing lag and more closely align our earned returns with those authorized by 2022. To achieve this, we anticipate an annual earnings growth rate of 9 percent to 10 percent from 2020 to 2022 with a return to 4 percent to 6 percent growth rate following 2022. The earnings growth rates are based on the mid-point of our original 2019 earnings guidance as the starting point and exclude the $1.01 per diluted share related to the Hydro One transaction. These growth rates also assume timely and appropriate rate relief in our jurisdictions.
Our 2020 earnings guidance range reflects unrecovered structural costs estimated to reduce the return on equity by approximately 90 basis points. In addition, our 2020 guidance range reflects regulatory timing lag estimated to reduce the return on equity by approximately 80 basis points. This results in an expected return on equity for Avista Utilities of approximately 7.7 percent in 2020.
We expect Avista Utilities to contribute in the range of $1.89 to $2.01 per diluted share for 2020. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 90 percent customer/10 percent Company sharing band, which is expected to add $0.07 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

For 2020, we expect AEL&P to contribute in the range of $0.08 to $0.12 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.
We expect the other businesses to contribute in the range of a loss of $0.02 to earnings of $0.02 per diluted share.
Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 26, 2020, at 10:30 a.m. ET to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 49314531#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Mar. 4, 2020. Call (888) 843-7419, confirmation number 49314531#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 393,000 customers and natural gas to 361,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have a significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:
Utility Regulatory Risk
state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;
Operational Risk
wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property, thereby causing serious operational and financial harm to Avista Corp. and our customers; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;
Cyber and Technology Risk
cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, which could result in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;
Strategic Risk
growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other form of service territory reduction;
External Mandates Risk
changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;
Financial Risk
weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk
volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;
Compliance Risk
changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Form 10-K for 2019. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

To unsubscribe from Avista’s news release distribution, send reply message to lena.funston@avistacorp.com.

Issued by: Avista Corporation